EXHIBIT 99.1

Emclaire Financial Corp. Reports Increased First Quarter Earnings

EMLENTON, Pa., April 23, 2010 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income before preferred stock dividends and discount accretion of $682,000 for the three months ended March 31, 2010, compared to $668,000 for the same quarter in the prior year. Net income available to common shareholders was $584,000 or $0.41 per common share for the quarter ended March 31, 2010, compared to $570,000 or $0.40 per common share for the same quarter in the prior year. The Corporation realized an annualized return on average common equity of 9.22% for the current year quarterly period.

The increase in net income of $14,000 or 2.1% was primarily due to increases in net interest income and noninterest income and decreases in the provision for loan losses and the provision for income taxes, partially offset by an increase in noninterest expense.

The Corporation's net interest income increased by $448,000 or 14.6% for the quarter ended March 31, 2010, compared to the same period in 2009. This increase was driven by balance sheet growth as the Corporation experienced increases in the average balance of loans, investment and customer deposits between the quarterly periods. This growth resulted from the third quarter 2009 purchase of the Titusville banking office from PNC (formerly National City Bank), as well as business development efforts, new commercial products and services added and organic growth in existing banking offices during 2009 and early 2010.

Noninterest income increased by $122,000 or 16.9% for the quarter ended March 31, 2010, compared to the same period in 2009, primarily due to increased commissions on financial services and gains on the sale of securities. Commissions on financial services increased $97,000 as the Corporation completed a conversion of broker-dealers and added a second financial services representative to cover the Titusville and surrounding market areas. The Corporation realized $99,000 in gains on the sale of certain U.S. agency securities during the first quarter of 2010 compared to gains totaling $56,000 from the sale of similar investments during the first quarter of 2009.

The provision for loan losses decreased $169,000 or 56.9% for the quarter ended March 31, 2010 as compared to the quarter ended March 31, 2009 due to a decline in overall delinquency in the loan portfolio as pressure on borrowers related to poor economic conditions appears to have stabilized.

Noninterest expense increased by $769,000 or 29.3% for the quarter ended March 31, 2010 as compared to the same quarter in the prior year. This increase included increased compensation, premises and other noninterest costs associated with the new Titusville office, normal compensation increases, intangible amortization expense of $152,000 and a $97,000 increase in FDIC premiums resulting from increased base assessment rates applied to all FDIC regulated financial institutions.

During the quarter ended March 31, 2010, total assets increased $13.0 million or 2.8% to $480.5 million at March 31, 2010 from $467.5 million at December 31, 2009. This asset growth was driven by an increase in securities of $25.7 million or 24.4%, funded by a decrease in cash and equivalents of $11.4 million or 29.4% and an increase in customer deposits of $14.3 million or 3.7%.

Customer deposits increased $14.3 million or 3.7% to $399.7 million at March 31, 2010 from $385.3 million at December 31, 2009. Contributing to the deposit growth, noninterest bearing demand deposits increased $7.4 million or 11.0% while interest bearing deposits grew by $7.0 million or 2.2%.

Stockholders' equity increased $696,000 or 1.9% to $37.7 million at March 31, 2010 compared to $37.0 million at December 31, 2009. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 7.9% of total assets at March 31, 2010. At such time, book value and tangible book value per common share amounted to $21.10 and $16.84, respectively.

The Corporation continues to maintain sound overall asset quality. Delinquencies and foreclosures continue to decrease and remain well below the level of national averages and peer banks. Total nonperforming assets as a percentage of total assets was 0.72% at March 31, 2010.

William C. Marsh, Chairman of the Board, President and Chief Executive Officer stated, "We are extremely pleased with the continued balance sheet expansion that we have experienced in recent quarters and are proud to have realized earnings growth. The results of the efforts of the board of directors, management team and employees continue to be reflected in our overall stable asset quality, financial condition and most-favorable financial results."

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "EMCF." For more information, visit the Corporation's website at "www.emclairefinancial.com."

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period ended March 31,
	2010	2009

Interest income	$ 5,381	$ 5,011
Interest expense	1,872	1,950
Net interest income	3,509	3,061
Provision for loan losses	128	297
Noninterest income	842	720
Noninterest expense	3,391	2,622
Income before provision for income taxes	832	862
Provision for income taxes	150	194
Net income	682	668
Accumulated preferred stock dividends and discount accretion	98	98
Net income available to common shareholders	$ 584	$ 570

Basic and diluted net income per common share	$0.41	$0.40
Dividends per common share	$0.14	$0.32

Return on average assets (1)	0.59%	0.70%
Return on average equity (1)	7.38%	7.51%
Return on average common equity (1)	9.22%	9.48%
Yield on average interest-earning assets	5.06%	5.68%
Cost of average interest-bearing liabilities	2.11%	2.69%
Net interest margin	3.35%	3.52%
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(1) Returns are annualized for the three month period ended March 31, 2010 and 2009.
CONSOLIDATED FINANCIAL CONDITION DATA:	As of 3/31/2010	As of 12/31/2009

Total assets	$ 480,536	$ 467,526
Cash and equivalents	27,513	38,952
Securities	130,946	105,243
Loans, net	291,282	292,615
Deposits	399,662	385,325
Borrowed funds	40,000	40,000
Common stockholders' equity	30,208	29,516
Stockholders' equity	37,730	37,034

Book value per common share	$21.10	$20.68
Tangible book value per common share	$16.84	$16.32

Net loans to deposits	72.88%	75.94%
Allowance for loan losses to total loans	1.08%	1.08%
Earning assets to total assets	95.70%	95.55%
Stockholders' equity to total assets	7.85%	7.92%
Shares of common stock outstanding	1,431,404	1,431,404
CONTACT:  Emclaire Financial Corp.
          William C. Marsh, Chairman of the Board,
           President and Chief Executive Officer
          (724) 867-2311; extension 118
          wmarsh@farmersnb.com